Exhibit 10.22

kornit digital LTD.

2015 EMPLOYEE SHARE PURCHASE PLAN

1.            Purpose. The purpose of the Plan is to provide incentive for present and future eligible Employees to acquire equity interests (or increase existing equity interests) in the Company through the purchase of Shares. It is the Company’s intention that the Plan qualify as an “employee share purchase plan” under Section 423 of the Code, and, accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code, except to the extent provided pursuant to Section 16(n).

2.            Definitions.

(a)          “Applicable Exchange” means the Nasdaq Global Market or such other securities exchange or inter-dealer quotation system as may at the applicable time be the principal market for the Shares.

(b)          “Applicable Percentage” means the percentage specified in Section 6(b), subject to adjustment by the Committee as provided in Section 6(b).

(c)          “Board” means the Board of Directors of the Company.

(d)          “Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

(e)          “Committee” means the committee appointed by the Board to administer the Plan as described in Section 14 or, in the absence of a committee, the Board.

(f)           “Company” means Kornit Digital Ltd., an Israeli company, or any successor thereto.

(g)          “Company Transaction” has the meaning given such term in Section 13(b)(iii).

(h)          “Compensation” means, with respect to each Participant for each pay period: base salary, wages, overtime, and shift premium paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) any amounts contributed by the Company or a Designated Subsidiary to any pension plan, (ii) any automobile, relocation or housing allowances, or reimbursement for any expenses, including automobile, relocation or housing expenses, (iii) any amounts paid as a bonus, including a starting bonus, referral fee, annual bonus, relocation bonus, or sales incentives or commissions, (iv) any amounts realized from the vesting or exercise of any stock options, equity awards or incentive awards, (v) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, disability pay, or perquisites, or paid in lieu of such benefits, or (vi) other similar forms of extraordinary compensation.

(i)           “Designated Subsidiaries” means the Subsidiaries (if any) whose employees have been designated by the Board in writing from time to time in its discretion as eligible to participate in the Plan.

(j)          “Effective Date” means the date described in Section 16(m).

(k)          “Employee” means any individual designated as an employee of the Company or a Designated Subsidiary on the payroll records thereof. Employee status shall be determined consistent with Treasury Regulation section 1.421-1(h), or its successor provision.

(l)          “Entry Date” means the first day of each Exercise Period.

(m)          “ESPP Brokerage Account” has the meaning given such term in Section 9(a).

(n)          “Exercise Date” means the last day of each Exercise Period.

(o)          “Exercise Period” means, subject to adjustment as provided in Section 4(b), the approximately six (6) month period beginning on each: (i) March 1 of each year and ending the last day of August of such year, or (ii) September 1 of each year and ending on the last day of February of the following year, until the Plan terminates; provided that the first Exercise Period shall begin on March 1, 2015.

(p)          “Exercise Price” means the price per Share offered in a given Exercise Period determined as provided in Section 6(b).

(q)          “Fair Market Value” means, if the Shares are listed on a national securities exchange, as of any given date, the closing price for a Share on such date on the Applicable Exchange, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the closest preceding date on which Shares are so traded, all as reported by such source as the Committee may select. If the Shares are not listed on a national securities exchange, the Fair Market Value of a Share shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 423 of the Code to be the fair market value of a Share.

(r)          “Participant” means an Employee who is eligible to participate in the Plan under Section 3 and who has elected to participate in the Plan by enrolling online as provided in Section 5 hereof.

(s)          “Plan” means the Kornit Digital Ltd. 2015 Employee Share Purchase Plan, as in effect from time to time.

(t)          “Plan Contributions” means, with respect to each Participant, the after-tax payroll deductions withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 7 hereof.

(u)          “Share” means an ordinary share, par value NIS 0.01 per share, of the Company (including any new, additional or different stock or securities resulting from any change in capitalization pursuant to Section 13(b)).

(v)         “Subsidiary” means any corporation of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(w)          “Terminating Event” means a Participant ceases to be an Employee under any circumstances; provided, however, that, for purposes of the Plan, a Participant’s status as an Employee shall be considered to be continuing intact while such Participant is on military leave, sick leave, or other bona fide leave of absence approved by the Committee or the Participant’s supervisor; provided further, however, that if such period of leave of absence exceeds three (3) months, and the Participant’s right to reemployment is not provided either by statute or by contract, the Participant’s status as an Employee shall be deemed to have terminated on the first day immediately following such three (3)-month period. A transfer of a Participant’s employment between or among the Company and/or Designated Subsidiaries shall not be considered a Terminating Event.

3.            Eligibility.

(a)          General Rule. Except as otherwise provided herein, all Employees shall be eligible to participate in the Plan.

(b)          Exclusion. Notwithstanding the provisions of Section 3(a), to the extent not inconsistent with the requirements of Section 423 of the Code, an Employee shall not be eligible to participate in an Exercise Period if, as of the Entry Date of such Exercise Period: (i) such Employee’s customary employment is twenty (20) hours or less per week, or (ii) such Employee’s customary employment is for not more than 5 months in any calendar year.

4.            Exercise Periods.

(a)          In General. The Plan shall generally be implemented by a series of Exercise Periods, each of which lasts approximately six (6) months.

(b)          Changes by Committee. The Committee shall have the authority to make changes to the occurrence, duration and/or the frequency of Exercise Periods with respect to future Exercise Periods if any such change is announced prior to the scheduled beginning of the first Exercise Period to be affected, provided that the duration of an Exercise Period may not exceed five (5) years from the Entry Date (or the expiration of such other applicable period specified under Section 423(b)(7) of the Code (or any successor provision of the Code thereto)).

5.            Participation. Employees meeting the eligibility requirements of Section 3 hereof may elect to participate in the Plan commencing on any Entry Date for the applicable Exercise Period by enrolling online in the manner and through the website designated by the Company during the period beginning on the First Enrollment Date and ending at 5:30 pm Israeli time on the Last Enrollment Date that corresponds to the applicable Exercise Period set forth below:

Exercise Period	First Enrollment Date	Last Enrollment Date

March 1 – August 31	February 1	February 21

September 1 – February 28 or 29	August 1	August 24

; provided, however, that before the Entry Date for any such Exercise Period, the Committee may prescribe with respect to Employees generally any alternative enrollment period for such Exercise Period. Notwithstanding the foregoing, eligible Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from the Plan if (a) the grant of an option under the Plan or any offering to a citizen or resident of the non-U.S. jurisdiction is prohibited under the laws of such jurisdiction, or (b) compliance with the laws of the non-U.S. jurisdiction would cause the Plan or the offering to violate the requirements of Section 423 of the Code, in each case, to the extent allowed under Section 423 of the Code.

6.            Grant of Option.

(a)          Shares Subject to Option. On a Participant’s Entry Date, subject to the limitations set forth in Section 6(c), the Participant shall be granted an option to purchase on the subsequent Exercise Date (at the Exercise Price determined as provided in Section 6(b) below) up to a number of Shares determined by dividing such Participant’s Plan Contributions accumulated during the current Exercise Period prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided that the maximum number of Shares a Participant may purchase during any Exercise Period shall be that whole number of Shares determined by dividing $25,000 by the Fair Market Value of a Share on the Entry Date of such Exercise Period; provided further that such maximum number of Shares may instead be established by the Committee as a fixed number or a different predetermined formula with respect to any Exercise Period prior to the Entry Date thereof. All Participants granted options pursuant to an Exercise Period shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. No fractional Shares shall be issued or otherwise transferred upon the exercise of an option under the Plan.

(b)          Exercise Price. The Exercise Price offered to each Participant in a given Exercise Period shall be the Applicable Percentage of the Fair Market Value of a Share on the Entry Date or the Exercise Date, whichever is lower. The Applicable Percentage with respect to each Exercise Period shall be 85% unless and until such Applicable Percentage is increased by the Committee, in its discretion, provided that any such increase in the Applicable Percentage with respect to a given Exercise Period must be established prior to the commencement of the enrollment process for such Exercise Period.

(c)          Limitations on Options that may be Granted. Notwithstanding any provision of the Plan to the contrary, (i) no Employee may participate in the Plan if such Employee, immediately after the applicable Entry Date, would be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or of any other related corporation for purposes of Section 423 of the Code, and (ii) no Participant shall be granted an option under the Plan which permits his or her right to purchase Shares under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee share purchase plans of the Company and any Subsidiary, and any other related corporation for purposes of Section 423 of the Code, which are intended to qualify under Section 423 of the Code, exceeds $25,000 in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such option is outstanding at any time. For purposes of clause (ii) of the preceding sentence, the Fair Market Value of Shares purchased with respect to a given Exercise Period shall be determined as of the Entry Date for such Exercise Period. The limitations set forth in this Section 6(c) shall be applied in conformance with applicable regulations under Section 423(b)(8) of the Code.

(d)          No Rights as Shareholder. Until a Participant’s option has been exercised in accordance with the provisions of the Plan and Shares subject to his or her option have actually been issued to such Participant or to an appointed nominee, such Participant shall (i) have no voting, dividend or other rights and/or privileges of a shareholder of the Company in respect of shares purchasable upon exercise of any part of such option, and (ii) shall not be deemed to be a class of shareholders or creditors of the Company under applicable law, including Sections 350 and 351 of the Israeli Companies Law - 1999.

(e)          Bookkeeping Accounts Maintained. Individual bookkeeping accounts shall be maintained for each Participant. All Plan Contributions from a Participant’s Compensation shall be credited to such Participant’s Plan account. However, all Plan Contributions made for a Participant shall be deposited in the Company’s or a Designated Subsidiary’s general corporate accounts, and no interest shall accrue or be credited with respect to a Participant’s Plan Contributions. All Plan Contributions received or held by the Company or a Designated Subsidiary may be used by the Company or such Designated Subsidiary for any corporate purpose, and neither the Company nor such Designated Subsidiary shall be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

7.            Plan Contributions.

(a)          Contribution by Payroll Deduction. All contributions to the Plan shall be made only by after-tax payroll deductions by the Company or Designated Subsidiary in a manner consistent with the provisions of Section 423 of the Code or any successor thereto. Unless otherwise determined by the Committee, all such contributions shall be paid in United States dollars.

(b)          Payroll Deduction Election. At the time a Participant enrolls online with respect to an Exercise Period in accordance with Section 5, the Participant shall authorize payroll deductions from his or her Compensation to be made on each payroll date during the portion of the Exercise Period that he or she is a Participant in an amount not less than 1% and not more than 15% of the Participant’s Compensation on each payroll date during the portion of the Exercise Period that he or she is a Participant, subject to any limitations and restrictions pertaining to payroll deductions pursuant to applicable law. The amount of payroll deductions must be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation. The amount of payroll deductions may be adjusted to the extent required by applicable law.

(c)          Commencement of Payroll Deductions. Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions shall commence with the earliest administratively practicable pay date on or after the Entry Date with respect to which the Participant enrolls online in accordance with Section 5, or is deemed to have elected continued participation in the Plan with respect to succeeding Exercise Periods in accordance with Section 7(d).

(d)          Automatic Continuation of Payroll Deductions for Succeeding Exercise Periods. Subject to Section 12(a), with respect to each succeeding Exercise Period, a Participant shall be deemed (i) to have elected to participate in such immediately succeeding Exercise Period (and, for purposes of such Exercise Period, the Participant’s “Entry Date” shall be the first day of such succeeding Exercise Period), and (ii) to have authorized the same payroll deduction for such immediately succeeding Exercise Period as was in effect for the Participant immediately prior to the commencement of such succeeding Exercise Period, unless such Participant elects otherwise prior to the Entry Date of such succeeding Exercise Period, in accordance with Section 7(e) below or such Participant withdraws from the Plan in accordance with Section 12 hereof.

(e)          Change of Payroll Deduction Election. A Participant may not decrease or increase the rate of his or her payroll deductions during an Exercise Period. Using the online authorization process designated for this purpose by the Company in accordance with Section 5 above authorizing a change in the rate of payroll deductions, a Participant may decrease or increase the rate of his or her payroll deductions (within the limitations of Section 7(b) above) commencing with the first Exercise Period that begins after the date of such online authorization. Additionally, a Participant may withdraw from an Exercise Period as provided in Section 12(a) hereof.

(f)          Automatic Changes in Payroll Deduction. The Company may decrease a Participant’s rate of payroll deductions, but not below zero percent, at any time during an Exercise Period to the extent necessary to comply with Section 423(b)(8) of the Code or any other applicable law or Section 6(a) or Section 6(c). Payroll deductions shall recommence at the rate provided in the Participant’s online enrollment at the beginning of the first Exercise Period beginning in the following calendar year, unless the Participant’s participation in the Plan terminates as provided in Section 12.

8.            Exercise of Options and Purchase of Shares.

(a)          Exercise of Options. On each Exercise Date, the option for the purchase of Shares of each Participant who has not withdrawn from the Plan shall be automatically exercised to purchase the number of whole Shares determined by dividing (i) the total amount of the accumulated Plan Contributions then credited to the Participant’s account under the Plan during the Exercise Period and not previously applied toward the purchase of Shares by (ii) the Exercise Price, subject to the limitations in Section 6(a) and Section 6(c) and any other limitation in the Plan.

(b)          Pro Rata Allocation of Shares. If the aggregate number of Shares to be purchased by all Participants in the Plan on an Exercise Date exceeds the number of Shares available as provided in Section 13, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional Share resulting from such pro rata allocation to any Participant shall be disregarded and shall not be issued.

(c)          Delivery of Shares. As soon as practicable after each Exercise Date, the Company shall arrange the delivery of the Shares purchased by each Participant on such Exercise Date to a broker designated by the Company that will hold such Shares for the benefit of each such Participant; provided that the Company may arrange the delivery to a Participant of a certificate representing such Shares. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

(d)          Return of Cash Balance. Any cash balance remaining in a Participant’s Plan account following any Exercise Date shall be refunded to the Participant as soon as practicable after such Exercise Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole Share on such Exercise Date, the Company may arrange for the cash balance to be retained in the Participant’s Plan account and applied toward the purchase of Shares in the subsequent Exercise Period, as the case may be.

(e)          Tax Withholding. Any tax consequences arising from participation in the Plan, the issuance, sale or disposition of Shares or from any other event or act (including, without limitation, by the Company, and/or any Designated Subsidiary or any Participant) hereunder shall be borne solely by the relevant Participant. Without derogating from the generality of the foregoing, at the time a Participant’s option is granted or exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares he or she purchases under the Plan, the Participant shall make adequate provision for the federal, state, local, Israeli and other non-United States tax withholding obligations, if any, of the Company and/or the applicable Designated Subsidiary which arise upon grant or exercise of such option or upon such disposition of Shares, respectively. The Company and/or the applicable Designated Subsidiary may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations as it may deem necessary or appropriate. Furthermore, by receiving any benefit under the Plan, a Participant shall be deemed to agree to indemnify the Company and the Designated Subsidiaries and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment or distribution made to such Participant.

(f)          Expiration of Option. Any portion of a Participant’s option remaining unexercised after the end of the Exercise Period to which such option relates shall expire immediately upon the end of such Exercise Period.

(g)          Provision of Reports to Participants. Unless otherwise determined by the Committee, each Participant who has exercised all or part of his or her option under the Plan shall receive, as soon as practicable after the Exercise Date, a report of such Participant’s Plan account setting forth the total Plan Contributions accumulated prior to such exercise, the number of Shares purchased, the Exercise Price for such Shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 8(d). The report pursuant to this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.

9.            ESPP Brokerage Account; Disqualifying Disposition.

(a)          Deposit of Shares into ESPP Brokerage Account. Notwithstanding any other provisions of the Plan to the contrary, the Company may require that the Shares purchased on behalf of each Participant under the Plan shall be deposited directly into a brokerage account which the Company may establish for the Participant at a Company-designated brokerage firm (such an account, the “ESPP Brokerage Account”). A Participant may sell Shares held in his or her ESPP Brokerage Account at any time, but in the absence of any such sale, the Participant shall be required to hold such shares in the ESPP Brokerage Account until expiration of the holdings periods specified by Section 423(a)(1) of the Code applicable to such Shares.

(b)          Participant Required to Report Disqualifying Disposition. A Participant shall be required to report in writing to the Company (or a person or firm designated by the Committee) any disposition of Shares purchased under the Plan prior to the expiration of the holding periods specified by Section 423(a)(1) of the Code.

10.          Designation of Beneficiary.

(a)          Designation. Unless otherwise determined by the Committee, a Participant may file with the Company (or a person or firm designated by the Committee) a written designation (in a form acceptable to the Committee) of a beneficiary who is to receive any Shares and/or cash, if any, otherwise deliverable from the Participant’s Plan account and/or ESPP Brokerage Account in the event of the Participant’s death prior to delivery to the Participant thereof, to the extent permitted and recognized by applicable law.

(b)          Change of Designation; Absence of Designated Beneficiary. A Participant’s beneficiary designation may be changed by the Participant at any time in the manner designated by the Company (or a person or firm designated by the Committee). In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan in accordance with applicable law who is living at the time of such Participant’s death, the Company (or a person or firm designated by the Committee) shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company (or a person or firm designated by the Committee), in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.         Transferability. Neither Plan Contributions credited to a Participant’s account nor any option or rights to exercise any option or receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 10). Any attempted such assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Section 12(a).

12.          Withdrawal; Terminating Event.

(a)          Withdrawal. A Participant may withdraw from an Exercise Period at any time by giving written notice to the Company (or a person or firm designated by the Committee) not later than 5:30 pm Pacific time on the last withdrawal date that corresponds to the applicable Exercise Date set forth below:

Exercise Period	Exercise Date	Last Withdrawal Date

March 1 – August 31	Last day of August	August 24

September 1 – February 28 or 29	Last day of February	February 21

Payroll deductions, if any have been authorized, shall cease as soon as administratively practicable after receipt by the Company of the Participant’s notice of withdrawal, in a form as prescribed by the Committee, and, subject to administrative practicability, no further purchases shall be made for the Participant’s account. All Plan Contributions credited to such Participant’s account, if any, and not yet used to purchase Shares, shall be returned to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal. Such Participant’s unexercised options to purchase Shares pursuant to the Plan shall be automatically terminated. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Exercise Period in accordance with Section 5 and subject to the restriction provided in Section 12(b), below.

(b)          Effect of Withdrawal on Subsequent Participation. A Former Participant who has withdrawn from the Plan pursuant to Section 12(a) shall be eligible to participate in the Plan at the beginning of the next Exercise Period following the date the Former Participant withdrew, and the Former Participant must submit a new online enrollment in accordance with Section 5 in order to again become a Participant.

(c)          Terminating Event. If a Participant has a Terminating Event, (i) such individual may not make further Plan Contributions, (ii) any amount of cash then credited to his or her Plan account shall be promptly returned to such individual following the date of such Terminating Event and (iii) all Shares held in such Participant’s ESPP Brokerage Account shall continue to be held in such ESPP Brokerage Account unless the individual sells or transfers such Shares. For the avoidance of doubt, in the event that the employment of a Participant is transferred, and such Participant becomes an employee of a Subsidiary that is not a Designated Subsidiary of the Plan, such Participant shall have Terminating Event.

13.          Shares Issuable under the Plan.

(a)          Number of Shares. Subject to adjustment as provided in Section 13(b), the maximum number of Shares that may be issued under the Plan in the aggregate shall be the sum of (i) 242,425 Shares; plus (ii) on January 1 of each calendar year during the term of the Plan a number of Shares equal to the lesser of: (x) 655,310, (y) 1% of the total number of Shares outstanding on December 31 of the immediately preceding calendar year, and (z) an amount determined by the Board if so determined prior to the January 1 on which the increase would occur. Such Shares issuable under the Plan may be authorized and unissued shares (which will not be subject to preemptive rights), Shares held in treasury by the Company, Shares purchased on the open market or by private purchase or any combination of the foregoing. Any Shares issued under the Plan shall reduce on a Share-for-Share basis the number of Shares available for subsequent issuance under the Plan. If an outstanding option under the Plan for any reason expires or is terminated or cancelled, the Shares allocable to the unexercised portion of such option shall again be available for issuance under the Plan.

(b)          Adjustments Upon Changes in Capitalization; Company Transactions.

(i)           If the outstanding Shares are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, including as a result of one or more mergers, reorganizations, restructurings, recapitalizations, reclassifications, shares splits, reverse shares splits, share dividends or the like, or there occurs a separation, spin-off or other distribution of shares or property (including any extraordinary dividend, but excluding any ordinary dividends) affecting the Company, then appropriate adjustments shall be made to the number and/or kind of shares available for issuance in the aggregate under the Plan and under each outstanding option under the Plan and to the Exercise Price thereof, in each case as determined by the Committee, in its discretion, and the Committee’s determination shall be conclusive.

(ii)          In the event of any proposed dissolution or liquidation of the Company, immediately prior to the consummation of such proposed action, any outstanding Exercise Period will terminate, and any Shares held in ESPP Brokerage Accounts, and all Plan Contributions credited to Participant Plan accounts and not used to purchase Shares, shall be distributed to each applicable Participant, unless otherwise provided by the Committee.

(iii)         In the event of sale of all or substantially all of the Company’s assets, or a merger, amalgamation, consolidation, acquisition or sale or exchange of shares or similar event affecting the Company (each, a “Company Transaction”), then, as determined by the Committee, in its discretion, which determination shall be conclusive, either:

(A)         each option under the Plan shall be assumed or an equivalent option shall be substituted by the Company’s successor corporation or a parent corporation (as defined in Section 424(e) of the Code) of such successor corporation, unless the Committee determines, in the exercise of its discretion, and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Company Transaction, the Company shall notify each Participant in writing, prior to the New Exercise Date, that the Exercise Date for such Participant’s option has been changed to the New Exercise Date, and that such Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 12(a). For purposes of this Section 13(b), an option granted under the Plan shall be deemed to have been assumed if, following the Company Transaction, the option confers the right to purchase, for each Share subject to the option immediately prior to the Company Transaction, the consideration (whether shares, cash or other securities or property) received in the Company Transaction by holders of Shares for each Share held on the effective date of the Company Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, that if the consideration received in the Company Transaction was not solely common stock or Shares of the successor corporation or its parent corporation (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent corporation equal in fair market value to the per share consideration received by the holders of Shares in the Company Transaction; or

(B)         the Plan shall terminate and any Shares held in ESPP Brokerage Accounts and all the Plan Contributions credited to Participant Plan accounts and not yet used to purchase Shares, shall be distributed to each applicable Participant.

(iv)         In all cases, the Committee shall have discretion to exercise any of the powers and authority provided under this Section 13, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 13.

14.          Administration. The Plan shall be administered by the Committee. The Committee shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing sentences of this Section 14, subject to the express provisions of the Plan, the Committee shall have full and exclusive discretionary authority to interpret and construe any and all provisions of the Plan and any agreements, forms, and instruments relating to the Plan; prescribe the forms and manner of any agreements, forms, and instruments, and all online enrollment, designation or communication, relating to the Plan; determine eligibility to participate in the Plan; adopt rules and regulations for administering the Plan; adjudicate and determine all disputes arising under or in connection with the Plan; determine whether a particular item is included in “Compensation”; establish the exchange ratio applicable to amounts withheld in a currency other than United States dollars, retain and engage such third parties as it shall determine to assist with the administration of the Plan and make all other determinations necessary or advisable for the administration of the Plan. All decisions, actions and determinations by the Committee with respect to the Plan; any agreement, form or instrument relating to the Plan; or any operation or administration of the Plan shall be final, conclusive and binding on all persons. Subject to applicable laws, rules, and regulations, the Committee may, in its discretion, from time to time, delegate all or any part of its responsibilities and powers under the Plan to any employee or group of employees of the Company or any Subsidiary, and revoke any such delegation. Notwithstanding the foregoing, the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including, but not limited to, establishing procedures to be followed by the Committee.

15.          Amendment, Suspension, and Termination of the Plan.

(a)           Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided that (i) except as otherwise provided by Section 4(b) or Section 13(b), or to comply with any applicable law, regulation or rule, no such amendment may make any change in any option theretofore granted which materially adversely affects the previously accrued rights of any Participant with respect to any such option without such Participant’s consent, and (ii) the Plan shall not be amended in any way that will cause options issued under the Plan to fail to meet the requirements for employee share purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Section 423 of the Code, or any other applicable law, regulation or rule, the Company shall obtain shareholder approval of any such amendment.

(b)          Suspension of the Plan. The Board or the Committee may, at any time, suspend the Plan; provided that the Company shall provide notice to the Participants prior to the effectiveness of such suspension. The Board or the Committee may resume the operation of the Plan following any such suspension; provided that the Company shall provide notice to the Participants prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 12(a)), however no options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period.

(c)          Termination of the Plan. The Plan and all rights of Participants hereunder shall terminate on the earliest of:

(i)           the Exercise Date at which Participants become entitled to purchase a number of Shares greater than the number of Shares remaining available for issuance under the Plan pursuant to Section 13;

(ii)          such date as is determined by the Board in its sole discretion; or

(iii)         the last Exercise Date immediately preceding the tenth (10th) anniversary of the Effective Date.

Notwithstanding the foregoing to the contrary, (i) the Board may at any time, with notice to Participants, terminate an Exercise Period then in progress and provide, in its discretion, that the outstanding balance of Plan Contributions credited to Participant Plan accounts and not yet used to purchase Shares shall either be (x) used to purchase Shares on an early Exercise Date established by the Board, or (y) distributed to the applicable Participants, and (ii) upon any termination of the Plan, any Exercise Period then in progress shall be treated as may be determined by the Board in accordance with clause (i) of this sentence, and any Shares held in ESPP Brokerage Accounts shall be distributed to the applicable Participants.

16.          Miscellaneous.

(a)           Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be in writing and shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person or agent, designated by the Company for the receipt thereof.

(b)          Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company or a Designated Subsidiary, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

(c)          Rights of Participants.

(i)          Rights or Claims. No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable agreement thereunder. The liability of the Company or any Designated Subsidiary under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Designated Subsidiary or any other affiliate thereof or the Board or the Committee not expressly set forth in the Plan. The grant of any option under the Plan shall not confer any rights upon the Participant holding such option other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such option, or to all options. Without limiting the generality of the foregoing, neither the existence of the Plan nor anything contained in the Plan or in any agreement thereunder shall be deemed to:

(A)	give any Participant the right to be retained in the service of the Company or any Designated Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(B)	restrict in any way the right of the Company or any Designated Subsidiary to terminate, change or modify any Participant’s employment at any time with or without cause;

(C)	constitute a contract of employment between the Company or any Designated Subsidiary and any Employee, nor shall it constitute a right to remain in the employ of the Company or any Designated Subsidiary;

(D)	give any Employee the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company and/or a Designated Subsidiary, nor be construed as limiting in any way the right of the Company and/or a Designated Subsidiary to determine, in its discretion, whether or not it shall pay any Employee bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(E)	give any Employee any rights whatsoever with respect to any Share options except as specifically provided in the Plan and any applicable agreement thereunder.

(ii)           Options. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to purchase any Shares under the Plan shall only result from continued employment with the Company or any Designated Subsidiary.

(iii)          No Effects on Benefits; No Damages. Any compensation received by a Participant under an option is not part of any (1) normal or expected compensation or salary for any purpose, as an employee or otherwise; (2) termination, indemnity, severance, resignation, redundancy, end of service payments; (3) bonuses; (4) long-service awards; (5) pension or retirement benefits or (6) similar payments under any laws, plans, contracts, policies, programs, arrangements or otherwise, in each case, otherwise payable or provided to such Participant. A Participant shall, by participating in the Plan, waive any and all rights to compensation or damages in consequence of termination of employment of such Participant for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from such Participant ceasing to have rights under the Plan as a result of such termination of employment, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any option or Shares purchased under the Plan.

(iv)         No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Designated Subsidiary, or prevent or limit the right of the Company or any Designated Subsidiary to establish any other forms of incentives or compensation for their employees or grant or assume options or other rights otherwise than under the Plan.

(d)          Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

(e)          Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange. Notwithstanding any contrary Plan provisions prescribing the manner and form in which share certificates may be issued and/or Shares may be held by or on behalf of Participants, the Company and any affiliate thereof shall have the right to make such alternative arrangements as they may, in their discretion, determine, and which may include the transfer of Shares and/or the issue of share certificates to any nominee or trust or other third party arrangement established for the benefit in whole or in part of Participants.

(f)          Governing Law. The Plan shall be governed by the laws of the State of Israel, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Participants are deemed to submit to the exclusive jurisdiction and venue of the courts in Tel-Aviv, Israel, to resolve any and all issues that may arise out of or relate to the Plan or any related document.

(g)          No Constraint on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Designated Subsidiary from taking any corporate action (including the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on the Plan, or any rights awarded Participants under the Plan. No employee, beneficiary, or other person, shall have any claim against the Company or any Designated Subsidiary as a result of any such action.

(h)          Section 16. The provisions and operation of the Plan are intended to result in no transaction under the Plan being subject to (and not exempt from) the rules of Section 16 of the Securities Exchange Act of 1934, as amended, to the extent such rules are or become applicable to the Company.

(i)           Requirements of Law; Limitations on Awards.

(i)            The Plan, the granting, acceptance and exercise of options and the issuance of Shares under the Plan and the Company’s obligation to sell and deliver Shares upon the exercise of options to purchase Shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(ii)          If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant or exercise of any option under the Plan, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(iii)         If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an option is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company, any Designated Subsidiary or any affiliate respectively thereof under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the United States Securities Act of 1933, as amended, or otherwise with respect to Shares or options, and the right to exercise any option under the Plan shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company, any Designated Subsidiary or any such affiliate.

(iv)         Upon termination of any period of suspension under Section 16(i)(iii), any option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any option.

(v)          The Committee may require each person receiving Shares in connection with any option under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any option as it deems appropriate. Any such restrictions may be set forth in the applicable agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(j)           Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company and any Designated Subsidiary, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. The Company and any Designated Subsidiary may share such information with any affiliate thereof, any trustee, its registrars, brokers, other third-party administrator or any person who obtains control of the Company or any Designated Subsidiary or any affiliate respectively thereof, or any division respectively thereof.

(k)          Electronic Delivery. Any reference in the Plan or any related agreement to an agreement, document, statement, instrument or notice, whether written or otherwise, will include any agreement, document, statement, instrument or notice delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.

(l)           Drafting Context; Captions. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The word “Section” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

(m)          Effective Date. Following adoption of the Plan by the Board, the Plan shall become effective upon the date on which the Plan is approved by the shareholders of the Company who are present and/or represented at an annual or special meeting of shareholders where a quorum is present, which approval occurs within the period ending twelve (12) months before or after the date the Plan is adopted by the Board.

(n)          Rules for Israeli and Other Jurisdictions.

(i)           With respect to Employees employed in Israel, the Plan may qualify, in the discretion of the Company, under any tax route of Section 102 of the Israeli Tax Ordinance (as amended) or under any tax ruling given in this matter by the Israeli tax authorities (if any). Notwithstanding any other provision of the Plan, the grant of options and issuance of Shares hereunder is subject to any rules, regulations and limitations of applicable law resulting from the tax route elected by the Company or as promulgated by such tax ruling (if any). As a condition for grant of options and issuance of Shares hereunder, a Participant shall execute any document and assume any obligation required by the Company in order to comply with such rules, regulations and limitations, including any trust arrangement (if applicable).

(ii)          The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized, in its discretion, to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates which vary with local requirements. The Committee may also adopt sub-plans applicable to particular Designated Subsidiaries, locations or classes of Employees. The rules of any such sub-plans shall take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

(iii)         Any grant of options or sub-plan to which this Section 16(n) applies shall constitute a separate offering for purposes of Code Section 423 and shall be administered, interpreted and construed in a manner consistent with the intended qualification of the remainder of the Plan under Section 423 of the Code.

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